Exhibit 99.1

Summary of 2011 Non-Employee Director Compensation

The Non-employee Director compensation plan for 2011 (the “Plan”) applies solely to members of the Company’s board of directors who are not employees of the Company (each, a “Non-employee Director”).  Pursuant to the Plan, each Non-employee Director will receive: (i) an annual cash compensation of $22,000; and (ii) an annual award of such number of shares of the Company’s common stock that has a Fair Market Value (as defined in the Company’s Amended and Restated 2005 Stock Incentive Plan) of $29,000 on March 16, 2011; provided that such shares are restricted and will vest on November 30, 2011.  Each Non-employee Director serving on the Company’s Audit Committee will receive an additional $1,000 per quarter in cash.

Approved by the Board of Directors on March 16, 2011